EXHIBIT 11

                             MERCURY FINANCE COMPANY

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                       COMPUTATION OF NET INCOME PER SHARE

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Year Ended December 31 (dollars in thousands except per share amounts)

                                                                                  1995                1994              1993

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Income Data:

1.       Net Income                                                               $74,129             $86,545            $64,927
2.       Weighted average common
             shares outstanding, adjusted
             for stock splits                                                     175,631             173,864            172,977
3.       Weighted average shares of
             treasury stock outstanding,
             adjusted for stock splits                                            3,182               522                95
4.       Weighted average shares reserved
             for stock options (utilizing the
             treasury stock method)                                               1,660               1,808              2,568

         NET INCOME PER COMMON SHARE

5.       Common Shares Outstanding                                                174,109             175,150            175,450
             (Line 2-3+4)
6.       Net income per common shares                                             $.43                $.49               $.37
             (Line 1 - 5)

         DIVIDEND DATA

1.       Dividends Declared                                                       $42,849             $33,581            $23,351
2.       Average common shares
             outstanding on dividend
             record date                                                          172,548             173,694            173,019
3.       Dividends per common share                                               $.25                $.19               $.14

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